                                   EXHIBIT 99

                        UNITED COMMUNITY FINANCIAL CORP.
                             275 Federal Plaza West
                           Youngstown, Ohio 44503-1203

                              FOR IMMEDIATE RELEASE

                                                                Patrick A. Kelly
                                                         Chief Financial Officer
                                                       (330) 742-0500, Ext. 2592


                   UNITED COMMUNITY FINANCIAL CORP. ANNOUNCES
                        EARNINGS FOR FOURTH QUARTER 2003

YOUNGSTOWN, Ohio (January 21, 2004) - United Community Financial Corp. (United Community) (Nasdaq: UCFC), holding company of The Home Savings and Loan Co. (Home Savings) and Butler Wick Corp. (Butler Wick), today reported net income of $5.2 million, or $0.17 per diluted share, for the quarter ended December 31, 2003 compared to $5.4 million, or $0.17 per diluted share, for the fourth quarter of 2002. For the year ended December 31, 2003, net income was $22.9 million, or $0.72 per diluted share, compared with $20.8 million, or $0.65 per diluted share, for the year ended December 31, 2002.

"United Community is pleased to report record earnings for the sixth consecutive year since becoming a publicly traded company, " said Douglas M. McKay, Chairman and Chief Executive Officer of United Community. "Additionally, we are happy to see the realization of our strategic initiatives unfold as demonstrated by our performance for 2003. Furthermore, we look forward to the new year with a continued focus on profit, balance sheet management and capital levels."

Fourth Quarter Results
----------------------

Net income decreased $210,000 for the three months ended December 31, 2003 compared to the same period in 2002. Net interest income decreased by $1.1 million and the provision for loan losses decreased by $1.4 million during the same period. Additionally, noninterest income increased $496,000, which was partially offset by a $50,000 increase in noninterest expense.

The decrease in net interest income is a result of declining interest rates on loans and securities, which was partially offset by a lowering of interest rates on deposits. As a result of this activity, the net interest margin declined 18 basis points to 3.70% for the three months ended December 31, 2003 compared to the same period in 2002.

The provision for loan losses declined $1.4 million for the three months ended December 31, 2003 compared to the same period in 2002. This decrease was based on the needed level of the allowance for loan losses, as a result of a decline in delinquent and nonperforming loans.

The increase in noninterest income was primarily a result of increases in service fees, commissions earned and underwriting and investment banking income. These increases were partially offset by decreases in gains recognized on the sale of securities and loans.

Noninterest expense increased primarily as a result of an increase in salaries and employee benefits, which was offset by a decrease in other expenses related to regulatory fees and disaster recovery preparation. The increase in salaries and benefits is principally related to the change in the market value of retention plan assets and a charge for post retirement medical benefits as a result of rising health care costs. In addition, provisions for bonuses and commissions earned rose as a result of increased underwriting and investment banking activity in the fourth quarter of 2003.

"During the fourth quarter of 2003 we expanded our market again through the opening of a full service banking branch in Aurora, Ohio", said Douglas M. McKay. "This expansion, along with a loan production office opened in the Columbus area earlier this year and the strong growth we have seen in our loan portfolio, has helped us continue to position ourselves for the future."

Year to Date Results
--------------------

Net income increased $2.1 million, or 10.2%, for the year ended December 31, 2003. During the same time period, net interest income decreased $313,000, the provision for loan losses was reduced by $399,000, while noninterest income increased $9.0 million. This increase was partially offset by a $5.2 million increase in total noninterest expense.

The decrease in net interest income for the year ended December 31, 2003 compared to 2002 is primarily due to a decrease in interest earned on loans and securities. This decrease was substantially offset by decreases in interest rates on deposits. Further offsetting this decrease was a change in the average balance of interest-bearing liabilities.

Noninterest income increased $9.0 million for the year ended December 31, 2003 compared to 2002 as a result of increases in gains recognized on the sale of loans, commissions earned and underwriting and investment banking income. The increase in commissions and underwriting are predominately related to an increase in the dollar volume of bond issues underwritten by Butler Wick throughout the year. Net gain on loan sales increased in 2003 due to the historically low interest rate environment and the volume of loans sold. Home Savings has been selling new loan originations to help manage interest rate risk.

Noninterest expense increased $5.2 million primarily as a result of increases in salaries and employee benefits and equipment and data processing costs. The increase in salaries and employee benefits is primarily related to a charge for post retirement benefits as a result of increased health care costs, personnel additions from the acquisition of Potters Financial Corporation that occurred in the second quarter of 2002, an increase in the valuation of the Butler Wick retention plan and increases in commissions paid and bonus accruals. These increases were partially offset by a decrease in other noninterest expense predominately due to charges recognized in the first quarter of 2002 as a result of the early extinguishments of debt that did not reoccur in 2003. During 2002, United Community determined that it was advantageous to extinguish debt early and incur associated fees due to economic conditions and cash inflows from sales of loans.

Financial Condition
-------------------

United Community's return on average assets and return on average equity were 1.15% and 8.27%, respectively, for the year ended December 31, 2003. The returns on average assets and average equity were 1.04% and 7.74%, respectively, for the year ended December 31, 2002.

Total assets increased by $83.7 million, or 4.21%, to $2.1 billion at December 31, 2003 compared with December 31, 2002. The net change in assets was a result of increases of $109.6 million in loans, $20.5 million in bank owned life insurance and $2.2 million in other assets partially offset by decreases of $29.8 million in cash and cash equivalents and $19.5 million in loans held for sale. Total liabilities changed $78.4 million as a result of a $128.4 million increase in other borrowed funds offset by a decrease of $58.2 million in deposits.

Net loans increased $109.6 million, or 7.42%, from December 31, 2002 to December 31, 2003. Home Savings had increases of $161.9 million in commercial real estate loans, $148.6 million in construction loans, $63.2 million in consumer loans and $8.2 million in commercial loans. These increases were partially offset by a decrease of $275.4 million in one to four family real estate loans. This decrease was mainly the result of the sale of approximately $90.4 million of fixed rate loans from the portfolio to help manage interest rate risk and continued refinancing activity of loans in the portfolio as a result of the interest rate environment. The allowance for loan losses increased $12,000, or 0.08%, to $15.1 million at December 31, 2003. The allowance for loan losses is monitored closely and may be increased or decreased depending on current data. The allowance for loan losses as a percentage of total loans was 0.94% at December 31, 2003 and 2002.

During the second quarter of 2003, Home Savings invested $20.0 million in bank owned life insurance, which represents insurance on the lives of certain employees where Home Savings is the beneficiary. Bank owned life insurance provides a long-term asset to offset long-term benefit liabilities, while generating competitive investment yields. Home Savings has recognized a $496,000 increase in the cash value of the policies, which is tax deferred. Any death benefit proceeds received by Home Savings are tax-free.

Deposits decreased $58.2 million, or 3.93%, from December 31, 2002 to December 31, 2003. Decreases in Home Savings' deposits are mainly due to a $76.1 million decrease in certificates of deposit, which was partially offset by increases of $10.4 million in savings accounts and $7.5 million in NOW accounts.

Other borrowed funds increased $128.4 million, or 61.15%, from December 31, 2002 to December 31, 2003. The increase consisted of increases in short term advances from the Federal Home Loan Bank (FHLB) of $101.2 million, long term FHLB advances of $14.4 million, $4.8 million in repurchase agreements and $8.0 million in other short term borrowings as a result of bond positions entered into by Butler Wick.

Total shareholders' equity increased $5.3 million from December 31, 2002 to December 31, 2003, largely due to income for the year partially offset by treasury stock purchases and quarterly dividend payments. Tangible book value and book value as of December 31, 2003 were $7.11 and $8.21 per share, respectively.

Home Savings and Butler Wick are wholly owned subsidiaries of United Community Financial Corp. Home Savings operates 35 full service banking offices and 5 loan production offices located throughout Northern Ohio and Western Pennsylvania. Butler Wick has 13 office locations providing full service retail brokerage, capital markets or trust services throughout Northern Ohio and Western Pennsylvania. Additional information on United Community, Home Savings and Butler Wick may be found on United Community's web site: www.ucfconline.com.
                                                         ------------------
###

         When used in this press release the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in United Community's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in Home Savings' market area, demand for investments in Butler Wick's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. United Community cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. United Community advises readers that the factors listed above could affect United Community's financial performance and could cause United Community's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

         United Community does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                              UNITED COMMUNITY FINANCIAL CORP.

                                                                                      As of               As of
                                                                               December 31, 2003   December 31, 2002
                                                                               -----------------   -----------------
                                                                               (In thousands, except per share data)
SELECTED FINANCIAL CONDITION DATA (UNAUDITED):

ASSETS
     Cash and cash equivalents                                                      $    81,155      $   110,936
     Securities                                                                         243,125          242,328
     Federal Home Loan Bank stock                                                        21,924           21,069
     Loans held for sale                                                                 26,374           45,825
     Loans                                                                            1,602,946        1,493,312
     Allowance for loan losses                                                          (15,111)         (15,099)
     Real estate owned                                                                    1,299              994
     Goodwill                                                                            33,593           33,593
     Core deposit intangible                                                              3,787            5,101
     Bank Owned Life Insurance                                                           20,496               --
     Other assets                                                                        54,245           52,072
                                                                                    -----------      -----------
             Total assets                                                           $ 2,073,833      $ 1,990,131
                                                                                    ===========      ===========

LIABILITIES
     Deposits                                                                       $ 1,423,698      $ 1,481,901
     Other borrowed funds                                                               338,463          210,024
     Other liabilities                                                                   31,836           23,637
                                                                                    -----------      -----------
             Total liabilities                                                        1,793,997        1,715,562

SHAREHOLDERS' EQUITY
         Preferred stock-no par value; 1,000,000 shares authorized and unissued
             at December 31, 2003                                                            --               --
         Common stock-no par value; 499,000,000 shares authorized; 37,804,457
             and 37,803,269 issued, respectively                                        139,526          138,207
         Retained earnings                                                              185,495          172,080
         Other comprehensive income                                                       1,124            2,363
         Unearned compensation                                                          (16,752)         (19,724)
         Treasury stock, at cost; 3,718,542 and 2,558,214 shares, respectively          (29,557)         (18,357)
                                                                                    -----------      -----------
             Total shareholders' equity                                                 279,836          274,569
                                                                                    -----------      -----------
             Total liabilities and shareholders' equity                             $ 2,073,833      $ 1,990,131
                                                                                    ===========      ===========

     Book value per share                                                           $      8.21      $      7.79
     Tangible book value per share                                                  $      7.11      $      6.69

                                                              Three Months Ended           Twelve Months Ended
                                                                 December 31,                 December 31,
                                                             2003           2002           2003           2002
                                                          ---------      ---------      ---------      ---------
                                                           (In thousands, except
                                                              per share data)
SELECTED EARNINGS DATA (UNAUDITED):

     Interest income                                      $  26,573      $  30,828      $ 111,663      $ 125,960
     Interest expense                                         9,328         12,465         40,252         54,236
                                                          ---------      ---------      ---------      ---------
     Net interest income                                     17,245         18,363         71,411         71,724

     Provision for loan losses                                  210          1,600          3,179          3,578
     Noninterest income:
         Commissions                                          3,913          3,429         14,925         13,677
         Service fees and other charges                       2,716          1,987          8,382          7,976
         Underwriting and investment banking                    502            119          1,528            312
         Net gains (losses)
            Loans sold                                          818          1,161         11,707          5,919
            Securities                                          757          1,655          1,689          1,476
            Other                                               (61)          (260)          (105)          (515)
         Other income                                           753            811          2,719          2,961
                                                          ---------      ---------      ---------      ---------
            Total noninterest income                          9,398          8,902         40,845         31,806

     Noninterest expense:
         Salaries and employee benefits                      11,993         10,679         46,511         39,917
         Occupancy                                              945            817          3,658          3,186
         Equipment and data processing                        2,240          2,277          9,459          8,309
         Amortization of core deposit intangible                477            516          1,314          2,167
         Other noninterest expense                            2,664          3,980         12,630         14,780
                                                          ---------      ---------      ---------      ---------
            Total noninterest expense                        18,319         18,269         73,572         68,359

     Income before taxes                                      8,114          7,396         35,505         31,593
     Income taxes                                             2,965          2,037         12,565         10,776
                                                          ---------      ---------      ---------      ---------
     Net income                                           $   5,149      $   5,359      $  22,940      $  20,817
                                                          =========      =========      =========      =========


     Basic earnings per share                             $    0.17      $    0.17      $    0.73      $    0.65
     Diluted earnings per share                           $    0.17      $    0.17      $    0.72      $    0.65
     Dividends paid per share                             $   0.075      $   0.075      $    0.30      $    0.30

                                                                       Three Months Ended    Three Months Ended   Three Months Ended
                                                                          December 31,          September 30,          June 30,
                                                                               2003                  2003                2003
                                                                          ------------          -------------         ----------
                                                                                              (In thousands)

AVERAGE DAILY BALANCE OF SELECTED FINANCIAL
         CONDITION DATA (UNAUDITED):

     Net loans (including allowance for loan losses                         $1,549,363           $1,483,019           $1,494,086
         of $15,111, $15,973 and $16,278, respectively)
     Loans held for sale                                                        32,230               51,796               40,496
     Securities                                                                236,584              269,890              306,260
     Margin accounts                                                            14,654               14,106               14,255
     Other interest-earning assets                                              29,773               30,728               31,562
     Total interest-earning assets                                           1,862,604            1,849,539            1,886,659
     Total assets                                                            1,989,801            1,974,949            1,991,983
     Certificates of deposit                                                   751,531              741,432              756,609
     Interest-bearing checking, demand and savings accounts                    630,277              645,213              659,000
     Other-interest bearing liabilities                                        239,798              235,520              235,362
     Total interest-bearing liabilities                                      1,621,606            1,622,165            1,650,971
     Noninterest-bearing deposits                                               65,436               61,379               59,130
     Total noninterest-bearing liabilities                                      87,508               73,255               66,165
     Total liabilities                                                       1,709,114            1,695,420            1,717,136
     Shareholders' equity                                                      280,687              279,529              274,847
     Common shares outstanding for basic EPS calculation                        31,052               31,440               31,253
     Common shares outstanding for diluted EPS calculation                      31,664               31,884               31,839


SUPPLEMENTAL LOAN DATA:

     Loans originated                                                       $  232,725           $  435,636           $  455,674
     Loans purchased                                                            52,398               52,428               68,818
     Loans sold                                                                 55,646              163,290              213,633
     Loan chargeoffs                                                             1,181                  889                1,023
     Recoveries on loans                                                           109                   13                   15


                                                                              As of                  As of               As of
                                                                           December 31,          September 30,          June 30,
                                                                                2003                  2003                2003
                                                                           ------------          -------------         ----------
                                                                                      (In thousands, except employee data)

SUPPLEMENTAL DATA:

     Nonaccrual loans                                                       $   12,981           $   14,423           $   15,625
     Restructured loans                                                          2,025                1,923                1,952
     Other real estate owned                                                     1,299                  546                  519
     Total nonperforming assets                                                 16,305               16,892               18,096
     Loans serviced for others                                                 633,189              615,352              577,716
     Number of full time equivalent employees                                      779                  773                  776
     Securities trading                                                         15,600               12,735               13,170
     Securities available for sale                                             227,525              234,649              274,709
     Federal Home Loan Bank stock                                               21,924               21,705               21,488


REGULATORY CAPITAL DATA:

     Tier 1 leverage ratio                                                        8.22                 9.08                 8.78
     Tier 1 risk-based capital ratio                                              9.61                10.97                11.13
     Total risk-based capital ratio                                              10.56                11.98                12.13